Exhibit 99.1

Boeing Elects David L. Gitlin to Board of Directors

–Gitlin brings significant aerospace experience; joins Aerospace Safety and Finance Committees

ARLINGTON, Va., June 21, 2022 – The Boeing Company [NYSE: BA] Board of Directors today announced that it has elected David L. Gitlin as its newest member. Gitlin will join the Aerospace Safety Committee and the Finance Committee.

Gitlin, 53, currently serves as chairman and chief executive officer of Carrier and brings to the Board more than 20 years of aerospace industry experience. He previously served in several executive leadership roles, including as president and chief operating officer of Collins Aerospace Systems, and as president of UTC Aerospace Systems.

“Dave is a proven leader with deep aerospace, manufacturing and supply chain expertise,” said Boeing Chairman Larry Kellner. “With his consistent focus on safety and track record of operational expertise, Dave will add critical experience and perspective to our Board.”

Boeing President and CEO Dave Calhoun said, “Dave is an excellent addition to our Board as we continue to rebuild trust, strengthen safety and quality and drive stability throughout our operations. We will benefit greatly from Dave’s significant experience leading complex enterprises focused on engineering, manufacturing, safety and quality.”

Since April 2019, seven independent directors have joined the Board. These directors collectively bring significant experience in aerospace, safety, engineering, manufacturing, cyber, software, risk oversight, audit, supply chain management and finance. Gitlin’s election to the Board fulfills the Company’s commitment, as part of the settlement of certain shareholder derivative claims in March 2022, to add another director with aerospace, engineering or safety systems background to the Board.

About David Gitlin
David Gitlin is chairman and chief executive officer of Carrier. Prior to his election as chairman in April 2021, he served as president and CEO of Carrier. Gitlin previously served in a number of leadership roles at United Technologies Corporation, including president and chief operating officer of Collins Aerospace Systems, president of UTC Aerospace Systems, president of Aircraft Systems, UTC Aerospace Systems, and the following positions with Hamilton Sundstrand: president of Aerospace Customers & Business Development; vice president of Auxiliary Power, Engine & Control Systems; vice president and general manager of Power Systems; and vice president of Pratt & Whitney programs.

Gitlin earned a bachelor’s degree from Cornell University, a Juris Doctor from the University of Connecticut School of Law and an MBA from MIT’s Sloan School of Management.

As a leading global aerospace company, Boeing develops, manufactures and services commercial airplanes, defense products and space systems for customers in more than 150 countries. As a top U.S. exporter, the company leverages the talents of a global supplier base to advance economic opportunity, sustainability and community impact. Boeing’s diverse team is committed to innovating for the future and living the company’s core values of safety, quality and integrity. Learn more at www.boeing.com.

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Contact
Boeing Communications
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